Exhibit 10.25
NON-QUALIFIED SHARE OPTION AWARD TERMS
PROLOGIS
2006 LONG-TERM INCENTIVE PLAN
     Effective as of                                          (the “Grant Date”),                                          (the “Participant”) has been granted a Non-Qualified Share Option Award under the ProLogis 2006 Long-Term Incentive Plan (the “Plan”). The Award shall be subject to the following terms and conditions (sometimes referred to as the “Award Terms”).
     1. Award and Exercise Price. Subject to the Award Terms and the Plan, the Participant is hereby granted an option to purchase                                          Shares (the “Option”). The Exercise Price of each Share subject to the Option shall be $                    . The Option is not intended to constitute an “incentive stock option” as that term is used in Code section 422. This Option does not contain the right to dividend equivalent units.
     2. Vesting. Subject to the Award Terms, the Plan and any other agreement between the Participant and ProLogis, the Option awarded hereunder shall become vested and exercisable with respect to                     % of the Shares subject to the Option on                                         ; provided, however, that (a) if the Participant’s Termination Date occurs by reason of death, Disability or Retirement, any unvested portion of the Option shall vest and become immediately exercisable on the Termination Date, and (b) any portion of the Option that is not vested on or before the Participant’s Termination Date shall immediately expire and shall be forfeited and the Participant shall have no further rights with respect thereto.
     3. Expiration Date. The portion of the Option that is vested shall expire on the earliest to occur of:
(a)	the ten-year anniversary of the Grant Date;

(b)	if the Participant’s Termination Date occurs by reason of death, Disability or Retirement, the one-year anniversary of such Termination Date;

(c)	if the Participant’s Termination Date occurs for reasons other than death, Disability, Retirement or Cause, the three-month anniversary of such Termination Date; or

(d)	if the Participant’s Termination Date occurs by reasons of Cause, such Termination Date;
which date shall be the “Expiration Date” for the Option.
     4. Method of Option Exercise. Any portion of the Option that is exercisable may be exercised in whole or in part by filing a written notice with the Secretary of ProLogis at its corporate headquarters, provided in any event that the notice of exercise is filed prior to the Expiration Date of the Option. Such notice shall specify the number of Shares which the Participant elects to purchase, and shall be accompanied by payment of the Exercise Price for such Shares. Payment shall be by cash (including a cashless exercise through a broker) or, if permitted by the Committee, in Shares which have a Fair Market Value equal to the Exercise Price, or in any combination of the foregoing. ProLogis may specify other permissible methods of exercise provided that, in all cases, the Option must be exercised prior to the Expiration Date and shall be accompanied by payment of the Exercise Price as specified in the foregoing provisions of this Section 4.
     5. Withholding. The Award hereunder and all payments under the Award Terms are subject to withholding of all applicable taxes. At the election of the Participant, and with the consent of the Committee, such withholding obligations may be satisfied through the surrender of Shares which the Participant already owns or to which the Participant is otherwise entitled under the Plan; provided, however, that previously-owned Shares that have been held by the Participant or Shares to which the Participant is entitled under the Plan may only be used to satisfy the minimum tax withholding required by applicable law (or other rates that will not have a negative accounting impact on ProLogis).
     6. Transferability. This Option is not transferable except as designated by the Participant by will or by the laws of descent and distribution.
     7. Adjustment of Award. The number and type of Shares awarded pursuant to this Option, and the exercise price thereof, shall be adjusted by the Committee in accordance with subsection 4.3 of the Plan (or a successor provision) to reflect certain corporate transactions which affect the number, type or value of the Shares.
     8. Non-Competition Agreement. The Award Terms shall not become effective unless the Participant has executed and delivered a confidentiality, non-solicitation and non-competition agreement with ProLogis in a form approved by ProLogis.
     9. Forfeiture Provisions. In the event that the Committee determines that the Participant has engaged in conduct in violation of any confidentiality, non-solicitation and non-competition agreement entered into between ProLogis or any affiliated entity and the Participant, this Option shall be forfeited and shall no longer be exercisable.
     10. Recoupment. The Award evidenced by the Award Terms is subject to the recoupment policy set forth in the ProLogis Governance Guidelines.
     11. Change in Control. In the event that prior to the date on which the Option is fully vested (a) the Participant’s employment is terminated by ProLogis or the successor to ProLogis or a Related Company which is the Participant’s employer for reasons other than Cause (including a termination by the Participant that is deemed to be a termination by ProLogis or the successor to ProLogis or a Related Company for reasons other than Cause as described below) within 24 months following a Change in Control or (b) the Plan is terminated by ProLogis or its successor following a Change in Control without provision for the continuation of the Option, the Option, to the extent it has not otherwise expired and to the extent it is then outstanding, shall become immediately vested and exercisable. For purposes of this Section 11, in addition to termination for reasons other than Cause as described above in this Section 11, a Participant’s employment shall also be deemed to be terminated by ProLogis or the successor to ProLogis or a Related Company for reasons other than Cause if the Participant terminates employment after (i) a substantial adverse alteration in the nature of the Participant’s status or responsibilities from those in effect immediately prior to the Change in Control, or (ii) a material reduction in the Participant’s annual base salary and target bonus, if any, as in effect immediately prior to the Change in Control (collectively, “Termination Events”); provided, however, that the Participant’s termination of employment shall be considered to have terminated in accordance with this sentence only if (I) after a Change in Control and within 60 days after the Participant has knowledge that a Termination Event has occurred, the Participant provides written notice of the Termination Event to ProLogis, (II) within 30 days following receipt of the notice from the Participant, ProLogis fails to cure such circumstances or fails to notify the Participant of ProLogis’s intended method of correction and the timing thereof, and (III) the Participant resigns within 90 days after the expiration of the cure period or the timing specified in ProLogis’s response to the Participant. In any event, if, upon a Change in Control, awards in other shares or securities are substituted for outstanding Awards pursuant to subsection 4.3 of the Plan (or a successor provision), and immediately following the Change in Control the Participant becomes employed by the entity into which ProLogis merged, or the purchaser of substantially all of the assets of ProLogis, or a successor to such entity or purchaser, the Participant shall not be treated as having terminated employment for purposes of this Section 11 until such time as the Participant terminates employment with the merged entity or purchaser (or successor), as applicable.
     12. Award Not Contract of Employment. The Award does not constitute a contract of employment or continued service, and the grant of the Award shall not give the Participant the right to be retained in the employ or service of ProLogis or any Related Company, nor any right or claim to any benefit under the Plan or the Award Terms, unless such right or claim has specifically accrued under the terms of the Plan and the Award Terms.
     13. Definitions. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in the Award Terms.
     14. Administration. The authority to administer and interpret the Award Terms shall be vested in the Committee, and the Committee shall have all the powers with respect to the Award Terms as it has with respect to the Plan. Any interpretation of the Award Terms by the Committee and any decision made by it with respect to the Award Terms is final and binding on all persons.
     15. Plan Governs. The Award Terms shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of ProLogis.

     16. Amendment and Termination. The Board may at any time amend or terminate the Plan, provided that, in the absence of written consent to the change by the Participant (or, if the Participant is not then living, the Participant’s Beneficiary), no such amendment or termination may materially adversely affect the rights of the Participant or Beneficiary awarded hereunder. Adjustments pursuant to subsection 4.3 of the Plan (or a successor provision) and amendments to conform to the requirements or provisions of section 409A of the Code shall not be subject to the foregoing limitations.